Exhibit 5.1

David Lubin & Associates, PLLC
26 East Hawthorne
Valley Stream, NY 11580
(516) 284-1740
david@dlubinassociates.com

June 23, 2006

Terrapin Enterprises, Inc.
17 Carlton Road
Monsey, NY 10952

Re: Registration Statement on Form SB-2 (the "Registration Statement")

Gentlemen:

We have acted as counsel to Terrapin Enterprises, Inc. (the "Company") in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form SB-2 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed sale by the Company of 4,000,000 shares of common stock, par value $.001 per share (the “Common Stock”), of the Company.

  In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Articles of Incorporation and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company; (c) the Registration Statement and the exhibits thereto; and (d) such corporate records of the Company, certificates of public officials, certificates of officers of the Company and other documents, agreements and instruments as we have deemed necessary as a basis for the opinions herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

Based upon and subject to the foregoing, we are of the opinion that the Common Stock, when issued in accordance with the terms described in the Registration Statement and upon receipt by the Company of the purchase price therefor, will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the laws of the State of New York and to the applicable statutory provisions of the Nevada Revised Statutes (as opposed to decisions of the courts interpreting such statutes)., and we express no opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Sincerely, DAVID LUBIN & ASSOCIATES, PLLC /s/ David Lubin & Associates, PLLC